                                                                    EXHIBIT 3.17

                       CERTIFICATE OF AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                        THE FERRY CAP & SET SCREW COMPANY

                                                               Charter No. 22380

          Jack A. Rollin, President of the Ferry Cap & Set Screw Company (the "Corporation"), does hereby certify that, in a writing approved and signed by all the Shareholders of the Corporation as permitted by Section 1701.54 of the Ohio Revised Code, the following resolutions to adopt Amended and Restated Articles of Incorporation of the Corporation were adopted effective June 11/th/, 1998:

          RESOLVED, that the Amended and Restated Articles of Incorporation of the Company be amended and restated in the form attached hereto as Exhibit B.

          RESOLVED FURTHER, that any officer of the Company be and they are hereby authorized and directed to execute and file in the office of the Secretary of State of Ohio an appropriate Certificate of Amended and Restated Articles of Incorporation in order to carry out the intent and purpose of the preceding resolution and render effective said Amended and Restated Articles of Incorporation.

          IN WITNESS WHEREOF, said Jack A. Rollin, President of The Ferry Cap & Sect Screw Company, acting for and on behalf of said Corporation has hereunto subscribed his name this 11/th/ day of June, 1998.


                                        ----------------------------------------
                                        Jack A. Rollin, President

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                        THE FERRY CAP & SET SCREW COMPANY

          The undersigned, desiring to form a corporation for profit under the General Corporation Law of Ohio, does hereby certify as follows:

          ARTICLE I. Name. The name of the Corporation is The Ferry Cap & Set Screw Company.

          ARTICLE II. Principal Office. The address of the Corporation's principal office in the State of Ohio is 2151 Scranton Road, City of Cleveland, County of Cuyahoga, State of Ohio.

          ARTICLE III. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity within the purposes for which corporation may be formed under Ohio General Corporation Law (the "General Corporation Law") and to possess and exercise all of the powers and privileges granted by such law and any other law of Ohio.

          ARTICLE IV. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 1,250,000 shares, divided into two (2) classes consisting of 250,000 preferred shares, par value $.01 per share ("Preferred Shares") and 1,000,000 common shares, par value $.01 per share ("Common Shares"). Each common share, without par value, of the Corporation outstanding immediately prior to the date hereof (collectively, the "Current Shares") is hereby automatically reclassified and converted into
19.00331532 Common Shares and 1.321108864 Preferred Shares. Upon receipt of a share certificate representing any Current Shares, the Secretary of the Corporation shall cancel such certificate and issue to the shareholder in whose name such certificate appears a certificate representing Common Shares and Preferred Shares calculated in accordance with the foregoing conversion ratios.

          The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

     A.   PREFERRED CLASSES.

          1. Issue in Series. Preferred Shares may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of Directors of the Corporation providing for its issuance. All shares of any one series of

Preferred Shares will be identical, but shares of different series of Preferred Shares need not be identical or rank equally except insofar as provided by law or herein.

          2. Creation of Series. In addition to the Junior Preferred Shares provided for herein, the Board of Directors will have authority to adopt amendments to these Articles to cause to be created one or more series of Preferred Shares, and, subject to any limitations under the General Corporation Law, to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

               a. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

               b. The dividend or distribution rate and the times of payment of dividends or distributions on the shares of the series, whether dividends or distributions will be cumulative, and if so, from what date or dates;

               c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

               d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

               e. Whether or not the shares o the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

               f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

               g. Whether or not the shares of the series will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class; and

               h. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

          3. Dividends. Holders of Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed herein for the Junior Preferred Shares and at the rates fixed by the Board of Directors for any other series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Shares with respect to the same dividend period.

          4. Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Shares will be entitled to receive the amount fixed for such series plus, in the case of Junior Preferred Shares or any other series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution, whether or not earned or declared, before any distribution shall be paid, or set aside for payment, to holders of Common Shares. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all Preferred Shares will participate in the distribution of asset ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any as will have been fixed in the resolution or resolutions providing for the issuance of the series of Preferred Shares. Neither the merger nor consolidation of the Corporation into or with any other corporation or entity, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein.

          5. Redemption. The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Shares on the terms and conditions fixed in these Articles for the Junior Preferred Shares and by the Board of Directors through and amendment to these Articles for any other series.

          6. Voting Rights. Except as otherwise required by law or as otherwise provided herein, the holders of Preferred Shares shall have no voting rights and shall not be entitled to any notice of meeting of shareholders.

     B.   JUNIOR PREFERRED SHARES

          1. Designation: Number of Shares. The first series of Preferred Shares shall be designates as the 12% Series A Junior Preferred Shares ("Junior Preferred Shares"), and the number of shares which shall constitute such series shall be 250,000. The par value of the Junior Preferred Shares shall be $.01 per share.

          2.   Accrual and Payment of Dividends.

               a. The holders of Junior Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends at the rate of $12 per share per annum.

                  Dividends on the Junior Preferred Shares shall be payable in annual installments in arrears commencing June 1, 1999 and thereafter on the first day of June (unless such day is not a business day in which event on the last preceding business day) in each such year (hereinafter referred to as a "Dividend Accrual Date"), except that the dividend payment payable on June 1, 1999 shall be calculated from the date of original issuance through June 1, 1999. Each such dividend on Junior Preferred Shares when paid shall be payable to holders of record as they appear on the stock books of the Corporation on the date established by the Board of Directors of the Corporation as the record date for the payment of such dividend

(which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action.) If no record date is fixed, the record ate for determining holders for such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend payment. Dividends with respect to any shares of Junior Preferred Shares shall accrue (whether or not earned or declared) form the date of issuance of such shares.

               b. Dividends on the Junior Preferred Shares shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends at the rate aforesaid on all Junior Preferred Shares then outstanding to the end of the annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any Junior Shares (as such term is defined in Article IV.B(9)) (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Shares (other than a dividend payable in Junior Shares); provided, however, that the foregoing shall not prohibit the Corporation from repurchasing Junior Shares from a former employee of the Corporation (or a subsidiary of the Corporation) where such repurchase arises from the Corporation's option to repurchase such shares upon the termination of such employee's employment with the Corporation (or a subsidiary) pursuant to a written agreement between the Corporation and such employee. Accrued dividends on the Junior Preferred Shares if not paid on the first or any subsequent Dividend Accrual Date following accrual shall thereafter accrue additional dividends in respect thereof (the "Additional Dividends"), compounded annually, at the rate of 12% per annum.

               c. When dividends are not paid in full upon the Junior Preferred Shares and any other stock ranking on a parity as to dividends with the Junior Preferred Shares, all dividends paid upon Junior Preferred Shares and any other shares ranking on a parity as to dividends with the Junior Preferred Shares shall be paid pro rata so that in all cases the amount of dividends paid per Junior Preferred Share and such other shares shall bear the same ratio that accrued dividends per share on the Junior Preferred Shares and such other shares bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Junior Preferred Shares have been paid, no dividends shall be declared or paid or set aside for payment upon any other shares of the Corporation ranking on a parity with the Junior Preferred Shares as to dividends.

               d. An annual dividend period shall commence on the day following a Dividend Accrual Date and shall end o the next succeeding Dividend Accrual Date.

          3.   Preference on Liquidation.

               a. In the event that the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Corporation shall have been paid in full, the holders of the Junior Preferred Shares shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its shareholders, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any Junior Shares, an amount equal to $100 in cash per share plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the date of final distribution, and no more. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding Junior Preferred Shares and of any shares ranking on a parity with the Junior Preferred Shares the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Junior Preferred Shares and of any shares of stock ranking on a parity with the Junior Preferred Shares. Holders of Junior Preferred Shares shall not be entitled, upon the liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such shares other than the amounts referred to in this Article IV.B(3)(a).

               b. Neither the purchase nor redemption by the Corporation of any shares of any class in any manner permitted by these Articles or any amendment hereof, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor a sale, transfer or lease of all or substantially all of the Corporation's assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Article IV.B.(3); provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Article IV.B.(3) if, (A) in connection therewith, the holders of Common Shares of the Corporation receive as consideration, whether in whole or in part, for such Common Shares (1) cash, (2) notes, debentures or other evidences or indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred shares received by holders of the Junior Preferred Shares with respect to liquidation or dividends or (B) the holders of the Junior Preferred Shares do not receive preferred shares of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Junior Preferred Shares.

          4.   Redemption.

               a. All outstanding Junior Preferred Shares shall be redeemed from funds legally available therefor on June 1, 2018 (the "Mandatory Redemption Date"), at a price per share equal to $100 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the Mandatory Redemption Date.

               b. The Junior Preferred Shares may be redeemed from funds legally available therefor, in whole or in part, at the election of the Corporation, expressed by resolution of the Board of Directors, at any time and from time to time at a price per share equal to $100 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the date of redemption.

               c. The aggregate amount of the redemption price pursuant to
Article IV.B(4)(a) or (b) is hereinafter referred to as the "Junior Redemption Price" with respect to such redemption. The Mandatory Redemption Date and the date of any redemption pursuant to Article IV.B.(4)(b) are each hereinafter referred to individually as a "Redemption Date."

          5.   Redemption Procedure

               a. A redemption pursuant to Article IV.B(4) shall be accomplished in the manner and with the effect as set forth in this Article IV.B.(5).

               b. Notice of the redemption of Junior Preferred Shares pursuant to Article IV.B(4) shall be given by mail not less than ten (10) days prior to the Redemption Date. If less than all the outstanding Junior Preferred Shares is to be redeemed, the selection of shares for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of Junior Preferred Shares of such holder to be redeemed. The amount of the Junior Redemption Price shall be deposited on or before the Redemption Date in trust for the account of the holders of Junior Preferred Shares entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit hereinafter in this Article IV.B(5) referred to as the "date of deposit").

               c. Notice of the date on which, and the name and address of the bank or trust company with which, the deposit has been or will be made shall be included in the notice of redemption. On and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Junior Redemption Price pursuant to the notice of redemption), or if the Corporation shall make such deposit on or before the date specified therefor in the notice of redemption, then on and after the date of deposit (provided notice of redemption has been duly given), all dividends on the Junior Preferred Shares so called for redemption shall cease to accrue and, notwithstanding that any certificate for Junior Preferred Shares is not surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as shareholders of the Corporation with respect to such shares shall cease and terminate, except the right to receive the Junior Redemption Price as hereinafter provided.

               d. At any time on or after the Redemption Date, or if the Corporation shall deposit the money for such redemption prior to the Redemption Date, then at any time on or after the date of deposit, which time shall be specified by the Corporation in the notice of redemption and which shall not be later than the Redemption Date, the holders of record of the Junior Preferred Shares to be redeemed shall be entitled to receive the Junior Redemption Price upon actual delivery to the bank or trust company with which such deposit shall be made of certificates for the shares to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The making of such deposit with any such bank or trust company shall not relieve the Corporation of liability for payment of the Junior Redemption Price.

               e. Any money so deposited which shall remain unclaimed by the holders of such Junior Preferred Shares at end of two (2) years after the Redemption Date shall be paid by such bank or trust company to the Corporation, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Junior Redemption Price. Any interest accrued on money so deposited shall be paid to the Corporation from time to time.

          6. Voting. Except as required by law and except for any voting by the holders of the Junior Preferred Shares as part of a separate class or series pursuant to Article IV.B(7) hereunder or any other provisions of these Articles, no holder of Junior Preferred Shares, as such holders, shall be entitled to vote on any matter submitted to a vote of shareholders. On any matters on which the holders of the Junior Preferred Shares shall be entitled to vote, they shall be entitled to one vote for each share held. Except as otherwise required by law or as otherwise provided herein, the holders of Junior Preferred Shares shall not be entitled to notice of any meeting of shareholders.

          7. Other Rights. Without the written consent of the holders of all of the outstanding Junior Preferred Shares or the vote of the holders of all of the outstanding Junior Preferred Shares at a meeting of the holders of Junior Preferred Shares called for such purpose, the Corporation shall not amend, alter or repeal any provision of these Articles so as to adversely affect the rights and preferences of the Junior Preferred Shares including any change to the dividend payable on the Junior Preferred Shares; provided, further, that in no event will the issuance of any series of Preferred Shares that is senior to, on a parity with or junior to the Junior Preferred Shares or has a redemption date earlier than the Junior Preferred Shares be deemed to adversely affect the rights and preferences of the Junior Preferred Shares.

          8. Acknowledgement. Each holder of Junior Preferred Shares, by acceptance hereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Corporation are subject to restrictions contained in certain credit and financing agreements of the Corporation.

          9.   Definitions.

               The following terms, when used in this Article IV.B, shall have the meanings set forth below:

               a. As used herein, the amount of dividends "accrued" on any share of Junior Preferred Shares as at any date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Accrual Date with respect to which dividends have not been paid, whether or not earned or declared.

               b. "corporation" shall mean a corporation, partnership, business trust, unincorporated organization, association, limited liability company or joint stock company.

               c. "Junior Shares" shall mean any series or class of the capital stock of the Corporation now or hereafter authorized or issued by the Corporation, including any series or class of preferred shares, ranking junior to the Junior Preferred Shares with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation, including without limitation the Common Shares.

               d. "person" shall mean an individual, a corporation, partnership, trust, organization, association, government or any department or agency thereof, or any other individual or entity.

     C.   COMMON SHARES

          1. Dividends. Holders of Common Shares shall be entitled to receive ratably such dividend as may be declared by the Board of Directors.

          2. Transfers. The Corporation shall not close its books against the transfer of any Common Shares in any manner that would interfere with the timely transfer of such Common Shares.

          3. Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Shares shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders after all amounts to which the holders of Preferred Shares are entitled have been paid or set aside in cash for payment.

          4. Voting Rights. The holders of Common Shares shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Shares shall be entitled to one vote for each Common Share held.

          ARTICLE V. Fractional Shares; Adjustments. No fractional shares of the Corporation's Common Shares or Preferred Shares shall be issued. In lieu of any such fractional shares, the shareholders, upon presentation of such fractional interest represented by an appropriate certificate to the Secretary of the Corporation pursuant to Article IV, shall be entitled receive a cash payment based upon a per share price of $1 per Common Share and $100 per Preferred Share. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. Any payment owed with respect to fractional shares shall be rounded upward to the nearest cent.

          ARTICLE VI. Elections of Directors. Elections of directors need not be by written ballot unless the Code of Regulations of the Corporation shall so provide.

          ARTICLE VII. Right to Amend. The Directors of the Corporation may amend these Articles for any purpose and in any manner now or hereafter permitted under the General Corporation Law.

          ARTICLE VIII. Preemptive Rights. No holder of any shares of any class or series of capital stock of the Corporation shall have statutory preemptive rights.

          ARTICLE IX. Control Share Acquisition. Section 1701.831 of the General Corporation Law shall not apply to any control share acquisition (as defined in Section 1701.01(Z)(1) of the General Corporation Law, as the same may be amended from time to time, or in any successor thereto, however denominated) of shares of any class of capital stock of the Corporation.

          ARTICLE X. Transfers Involving Interested Shareholders. Chapter 1704 of the General Corporation Law shall not apply to the Corporation or to any transaction between the Corporation and any holder of shares of any class of capital stock of the Corporation.

          ARTICLE XI. Majority Voting. Notwithstanding any provision of the laws of the State of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of greater than a majority but less than all of the voting power of the Corporation or of any class or classes of shares thereof, such action (unless otherwise expressly prohibited by statute) may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

          ARTICLE XII. Share Repurchase by the Company. The Corporation may purchase, from time to time, and to the extent permitted by the laws of the State of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the Corporation and at such prices as the Board of Directors of the Corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

          ARTICLE XIII. Supersession of Prior Articles. These Amended and Restated Articles of Incorporation shall supersede the existing Amended and Restated Articles of Incorporation of the Corporation.

          These Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation on the ____ day of June, 1998, in accordance with the general corporation law of Ohio.


                                        ----------------------------------------
                                        Jack A. Rollin, President